Exhibit 10.1
Execution Version
ASSET PURCHASE AGREEMENT
THIS ASSET PURCHASE AGREEMENT (this “Agreement”) dated as of May 28, 2010, is by and among MISONIX, INC., a New York corporation (the “Company”), MISONIX HIFU TECHNOLOGIES LIMITED, a company incorporated in England and Wales (“MISONIX HIFU”), MISONIX LIMITED, a company incorporated in England and Wales (“Misonix Ltd.”), UKHIFU LIMITED, a company incorporated in England and Wales (“UKHIFU”, and together with the Company, MISONIX HIFU and Misonix Ltd., collectively, “Sellers” and each a “Seller”) and USHIFU, LLC, a Delaware limited liability company (“Purchaser”).
WHEREAS, Sellers are, among other businesses, engaged in the business of designing, developing, manufacturing, distributing, selling and marketing devices using HIFU (the “Business”); and
WHEREAS, pursuant to this Agreement, Sellers and Purchaser intend that (i) Sellers sell and transfer to Purchaser certain of Sellers’ assets used in connection with the Business, except for the ProRhythm Patents (the “HIFU Business”), (ii) Sellers assign and terminate certain contractual arrangements between any Seller, on the one hand, and Purchaser or Purchaser’s Affiliates, on the other hand, and (iii) Purchaser assumes only specified contractual obligations of Sellers, all on the terms and conditions contained in this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I.
DEFINITIONS AND INTERPRETATION
Section 1.1 Definitions. For all purposes of this Agreement (including the recitals), except as otherwise expressly provided or unless the context clearly requires otherwise:
“Additional Initial Gross Revenue Purchase Price Payments” has the meaning assigned to such term in Section 2.4(b)(iv).
“Additional Gross Revenue Purchase Price Payment” has the meaning assigned to such term in Section 2.4(b)(v).
“Additional Sonablate® 500 Machines” has the meaning assigned to such term in Section 2.1(a)(vi).
“Affiliate” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Agreement” or “this Agreement” means this Agreement together with the exhibits and schedules attached hereto.
“Applicable Business” has the meaning assigned to such term in Section 2.4(b)(iii).

“Assignment and Assumption Agreement” has the meaning assigned to such term in Section 2.7(b).
“Assumed Contracts” has the meaning assigned to such term in Section 2.2(a)(i).
“Assumed Liabilities” has the meaning assigned to such term in Section 2.2(a).
“Breast License Agreement” means that certain License and Product Development Agreement dated July 1, 2008, between the Company and FSI, as amended, related to breast tissue ablation devices using HIFU technology.
“Business” has the meaning assigned to such term in the recitals.
“Cap” has the meaning assigned to such term in Section 6.4(a).
“CE Mark” has the meaning assigned to such term in Section 2.1(a)(iii).
“CE Mark Rights” has the meaning assigned to such term in Section 2.1(a)(iii).
“Claim” has the meaning assigned to such term in Section 3.9.
“Claim Notice Period” has the meaning assigned to such term in Section 6.5(b).
“Closing” has the meaning assigned to such term in Section 2.3.
“Closing Date” has the meaning assigned to such term in Section 2.3.
“Closing Payment” has the meaning assigned to such term in Section 2.4(b)(i).
“Confidentiality Agreement” has the meaning assigned to such term in Section 5.7.
“Console and Chiller Unit Payment” has the meaning assigned to such term in Section 2.4(b)(i).
“Console and Chiller Units” has the meaning assigned to such term in Section 2.1(a)(vii).
“Distributorship Agreement” means that certain Distributorship Agreement dated March 1, 2004, between FSI and the Company, as amended.
“Environmental Laws” means any and all applicable federal, foreign, state and local statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment.
“Excluded Assets” has the meaning assigned to such term in Section 2.1(b).
“510(k)s” has the meaning assigned to such term in Section 2.1(a)(ii).
“FDA” has the meaning assigned to such term in Section 2.1(a)(ii).
“FSI” means Focus Surgery, Inc., a Delaware corporation.

“Fundamental Representations” means the representations and warranties contained in Sections 3.1, 3.3, 3.4, 3.6, 3.12, 3.18, 3.20, 3.22, 4.1, 4.2 and 4.4.
“GAAP” means United States generally accepted accounting principles, consistently applied.
“Governmental Entity” means Underwriters Laboratories, Inc. and any federal, state, municipal, or foreign international court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency.
“Governmental Permits” means all licenses, certificates, permits, franchises, approvals, rights, registrations, consents and other authorizations from any Governmental Entity for the ownership or use of a Person’s assets, and any pending applications or renewals of any of the foregoing.
“HIFU” means focused ultrasound at a nominal frequency equal to or greater than 0.5 Mega Hertz that has enough energy to elevate the temperature of 1 ml of tissue by 1 degree Centigrade within 100 millisecond.
“HIFU Business” has the meaning assigned to such term in the recitals.
“HIFU Licensed Rights” means any and all rights to develop, manufacture, have manufactured, market, lease and sell devices that use HIFU technology owned by or licensed to FSI for the treatment of disease located in or on the kidney, liver and breast and any and all other rights granted to the Company pursuant to the Kidney and Liver License Agreement and the Breast License Agreement.
“IEL Assumption Agreement” has the meaning assigned to such term in Section 2.2(a)(ii).
“IEL Loan” means a loan made to Imaging Equipment Limited by Lloyds TSB Bank Plc pursuant to the Small Firms Loan Guarantee Scheme which is and shall remain the liability of Imaging Equipment Limited.
“Indemnification Deductible” has the meaning assigned to such term in Section 6.4(b).
“Indemnified Party” means any Person claiming indemnification under any provision of Article VI.
“Indemnifying Party” means any Person against whom a claim for indemnification is being asserted under any provision of Article VI.
“Indemnity Notice” has the meaning assigned to such term in Section 6.5(b).
“Indemnity Response Period” has the meaning assigned to such term in Section 6.5(b).
“Initial Gross Revenue Purchase Price Payments” has the meaning assigned to such term in Section 2.4(b)(iv).
“Initial 2010 Gross Revenue Purchase Price Payment” has the meaning assigned to such term in Section 2.4(b)(iii).
“Intellectual Property” has the meaning assigned to such term in Section 2.1(a)(viii).

“Intellectual Property Assignment” has the meaning assigned to such term in Section 2.7(j).
“Inventory” has the meaning assigned to such term in Section 2.1(a)(vii).
“Inventory Payment” has the meaning assigned to such term in Section 2.4(b)(i).
“Kidney and Liver License Agreement” means that certain Amended and Restated License and Product Development Agreement dated July 1, 2008, between the Company and FSI, as amended, related to kidney and/or liver tumor ablation devices using HIFU technology.
“Law” means all laws, rules, regulations, ordinances, judgments, decrees, orders, writs and injunctions of, administered or issued by, or pertaining to any Governmental Entity.
“Liabilities” has the meaning assigned to such term in Section 2.2(b).
“Liens” means any and all liens, charges, security interests, options, purchase rights, claims, mortgages, pledges, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer, or which could compel transfer, of any nature whatsoever.
“Loss” has the meaning assigned to such term in Section 6.2.
“Manufacturing Agreement” means that certain Amended and Restated Manufacturing Agreement dated July 1, 2008, between FSI and the Company, as amended.
“Notice of Dispute” has the meaning assigned to such term in Section 7.1(a).
“Payments” has the meaning assigned to such term in Section 2.4(b).
“Payment Variance” has the meaning assigned to such term in Section 2.4(b).
“Person” means a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.
“ProRhythm Business” means the business of developing the ProRhythm Patents, including, manufacturing and selling HIFU products worldwide using the ProRhythm Patents together with extensions and additions to the patents thereto.
“ProRhythm Patents” means the three United States patents and the assets purchased by the Company from PRORHYTHM, INC. pursuant to and as set forth in Exhibit A and Exhibit B to that certain asset purchase agreement, dated April 29, 2009, set forth on Schedule 1.1 to this Agreement.
“Purchase Price” has the meaning assigned to such term in Section 2.4(a).
“Purchase Price Payments” has the meaning assigned to such term in Section 2.4(a).
“Purchaser” has the meaning assigned to such term in the preamble.
“Purchaser Indemnified Parties” has the meaning assigned to such term in Section 6.2.
“Records” has the meaning assigned to such term in Section 2.1(a)(x).

“Related Agreements” has the meaning assigned to such term in Section 3.3.
“Restricted Territory” has the meaning assigned to such term in Section 5.9(a).
“Retained Liabilities” has the meaning assigned to such term in Section 2.2(b).
“Scheduled Permits” has the meaning assigned to such term in Section 3.10(a).
“Sellers” and “Seller” has the meaning assigned to such term in the preamble.
“Seller Indemnified Parties” has the meaning assigned to such term in Section 6.3.
“Seller Returns” has the meaning assigned to such term in Section 3.6(a).
“SIHR” means the Sonablate International HIFU Registry.
“SIHR Information” has the meaning assigned to such term in Section 2.1(a)(ix).
“SIHR Payment” has the meaning assigned to such term in Section 2.4(b)(i).
“Sonablate® 500 Machines” has the meaning assigned to such term in Section 2.1(a)(vi).
“Subject Dispute” has the meaning assigned to such term in Section 7.1(a).
“Terminated Agreements” has the meaning assigned to such term in Section 2.4(a).
“Territory” means the geographic territory comprised of (i) Western Europe, including Andorra, Austria, Belgium, Cyprus, Denmark, Finland, France, Germany, Gibraltar, Greece, Iceland, Ireland, Italy, Liechtenstein, Luxembourg, Malta, Monaco, Netherlands, Norway, Portugal, San Marino, Spain, Sweden, Switzerland and The United Kingdom, (ii) Eastern Europe, including Albania, Belarus, Bosnia and Herzegovina, Bulgaria, Croatia, Czech Republic, Estonia, Hungary, Latvia, Lithuania, Macedonia, The Former Yugoslav Republic of Serbia and Montenegro, Moldova, Poland, Romania, Slovakia, Slovenia, Turkey and Ukraine, and (iii) Russia (or the Russian Federation).
“Third Party Claim” has the meaning assigned to such term in Section 6.5(a).
“Third Party Claim Notice” has the meaning assigned to such term in Section 6.5(a).
“Third Party Claim Notice Period” has the meaning assigned to such term in Section 6.5(a).
“Transactions” has the meaning assigned to such term in Section 2.4(a).
“Transferred Assets” has the meaning assigned to such term in Section 2.1(a).
“UK Employees” has the meaning assigned to such term in Section 2.9.
“Warranted Insurance” has the meaning assigned to such term in Section 3.19.
“Waiver and Release” has the meaning assigned to such term in Section 2.7(c).

Section 1.2 Interpretation.
(a) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(b) Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”
(c) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.
(d) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(e) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.
(f) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or re-enactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.
(g) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
ARTICLE II.
PURCHASE AND SALE OF ASSETS
Section 2.1 Transferred Assets.
(a) On the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties contained herein, at the Closing, Sellers shall sell, transfer, assign, set over, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Sellers, free and clear of any Liens, all right, title and interest of Sellers in, to and under the following assets of Sellers used in the HIFU Business (collectively, “Transferred Assets”):
(i) The Sonablate sales and distribution business of Sellers, including the Distributorship Agreement and all rights arising thereunder, any and all rights pursuant to the Distributorship Agreement to distribute Sonablate systems, any and all rights pursuant to sub-distributorship agreements, any and all “fee per use” revenue sharing agreements, any and all “center of excellence” partnership agreements, if any, and any and all agreements or assets of MISONIX HIFU, Misonix Ltd. (other than (A) any and all equity ownership interest in UKHIFU and (B) the distribution agreements for the Company’s SonaStar, BoneScalpel, SonicOne, Lysonix, and Auto Sonix products) and UKHIFU (including product service agreements), and all used Sonablate® 500 Systems that are owned, directly or indirectly, by any Seller, including such assets described in this Section 2.1(a)(i) as set forth on Schedule 2.1(a)(i) hereto;

(ii) The two (2) U.S. Food and Drug Administration (“FDA”) premarket notifications (also known as 510(k)s) for the minimally invasive treatment of soft tissue using HIFU identified as (A) K042096 Sonatherm 600 Ultrasonic Lesion Generating System and (B) K070779 Sonatherm 600i Ultrasonic Lesion Generating System, and all related regulatory files and filings, including the 510(k)s approval documents, and the technical files, drawings and documents supporting the submissions for 510(k)s, including but not limited to, device registrations, design files for pre- and post-approval of the 510(k)s, marketing and manufacturing files and filings, agreements, correspondence with any Governmental Entity or related to any Governmental Permits clinical data, testing, files and reports, all as further described on Schedule 2.1(a)(ii) (the “510(k)s”);
(iii) (A) The CE Mark Examination Certificate for the minimally invasive treatment of soft tissue using HIFU and all related regulatory files and filings, including the technical files, drawings and documents supporting the submissions and CE Mark approvals, including but not limited to, device registrations, design files for pre- and post-CE Mark approval, marketing and manufacturing files and filings, agreements, correspondence with any Governmental Entity or related to any Governmental Permits, clinical data, testing, files and reports, all as further described on Schedule 2.1(a)(iii) (the “CE Mark”) and (B) Sellers’ rights to the CE Mark (“CE Mark Rights”);
(iv) The Manufacturing Agreement and all rights arising thereunder including any and all rights pursuant to the Manufacturing Agreement to manufacture certain components of Sonablate systems sold worldwide;
(v) The Kidney and Liver License Agreement and the Breast License Agreement and all rights arising thereunder including the exclusive worldwide rights to develop, manufacture, have manufactured, market, lease and sell devices that use HIFU technology owned by or licensed to FSI for the treatment of disease located in or on the kidney, liver and breast and any and all other rights granted to the Company pursuant to the Kidney and Liver License Agreement, and any and all rights granted to the Company pursuant to the Breast License Agreement, and all designs, developments and products developed, under development or manufactured pursuant to the Kidney and Liver License Agreement or the Breast License Agreement, including any and all related regulatory, design, and manufacturing agreements, files, filings, clinical data, testing or reports, agreements and device registrations, all as further described on Schedule 2.1(a)(v);
(vi) (A) Up to three (3) new, unused and functional Sonablate® 500 machines which the Company (w) owned as of February 10, 2010, (x) still owns as of the date hereof and (y) which the Company purchased from FSI at a cost of $155,000.00 each (collectively, the “Sonablate® 500 Machines”) and (B) to the extent prior to the Closing, new, unused and functional Sonablate® 500 systems (in addition to the Sonablate® 500 Machines) are manufactured and the Company takes delivery of such Sonablate® 500 systems, such additional Sonablate® 500 systems at a purchase price equal to the Company’s documented purchase price therefor (collectively, the “Additional Sonablate® 500 Machines”);
(vii) All completed, new, unused and functional Sonablate console and chiller units (collectively, the “Console and Chiller Units”) at a purchase price of (i) $25,898 per Console and Chiller Unit and (ii) the inventory of Sonablate® 500 parts (including raw materials) and works-in-process at Company’s cost, and all related design or manufacturing records and files in the Company’s possession as of the Closing Date listed on Schedule 2.1(a)(vii) which is usable in the ordinary course of business, at a purchase price equal to the Company’s price therefor as set forth on Schedule 2.1(a)(vii), together with all rights of the Company relating to its suppliers of such inventory (collectively, the “Inventory”) and all open purchase orders for parts and inventory;
(viii) All intellectual property rights of any Seller or its Affiliates in the HIFU Business, including those related to any patent, trademark, servicemark, software, copyright, information technology, licensing rights granted to or by such Seller or its Affiliates, know-how or other proprietary rights described on Schedule 2.1(a)(viii), specifically excluding the ProRhythm Patents (“Intellectual Property”), andall trademark and patent documents, patents, applications, application wrappers and the engineering or other records necessary to defend the Intellectual Property;
(ix) All rights of any Seller and its Affiliates in and to the SIHR and to data and information related to the SIHR (the “SIHR Information”);
(x) Except as otherwise provided herein, Sellers’ files, documents, instruments, papers, computer files, records and all other records and confidential and proprietary material relating to the Transferred Assets (collectively, the “Records”);
(xi) Any other asset of Sellers which is used in or relates to the HIFU Business or which otherwise is incidental to, integrated with or into, and essential to the use and benefit of, the foregoing assets including Intellectual Property;
(xii) The right of any Sellers or other business entity designated by Sellers to use the name “UKHIFU” and all rights in and to that name including the Uniform Resource Locator (“URL”) or web address titled http://www.ukhifu.co.uk, (UKHIFU URL) any domain ownership, registered domain name or URL redirection associated with the UKHIFU URL, the content and material found at UKHIFU URL; and
(xiii) The benefit of the Assumed Contracts.
Notwithstanding anything contained herein to the contrary, as of and following the Closing Date, Purchaser shall not assume any obligation or Liabilities of Sellers under any contract, agreement or instrument set forth in Section 2.1(a) above unless such obligations are expressly included as Assumed Liabilities and assumed by Purchaser pursuant to Section 2.2 below.
(b) Excluded Assets. Purchaser shall not acquire by virtue of this Agreement or the transactions contemplated hereby, and shall have no right, title or interest in, to or under any asset of Sellers not identified as a Transferred Asset in Section 2.1(a) above (collectively, “Excluded Assets”). Purchaser agrees that the ProRhythm Patents are Excluded Assets.
Section 2.2 Assumption of Liabilities.
(a) On the terms and subject to the conditions of this Agreement and in reliance upon the representations and warranties contained herein, in addition to purchasing and acquiring the Transferred Assets at the Closing, Purchaser hereby assumes only the following obligations of Sellers related to the Transferred Assets (collectively, the “Assumed Liabilities”):
(i) obligations to perform, in the ordinary course of business, that arise after the Closing Date under those Transferred Assets that are contracts and other agreements listed on Schedule 2.2(a)(i) hereto, only to the extent such contracts and other agreements are properly and effectively assigned to Purchaser or with respect to contractual arrangement that Sellers made every effort to properly and effectively assign but which assignment was not concluded prior to Closing, which Sellers shall hold for Purchaser’s benefit until assigned, transferred or replaced by a new contractual arrangement with Purchaser post Closing (collectively, the “Assumed Contracts”);
(ii) obligation to reimburse monthly the balance of $164,170.61 USD (£112,499.56 GBP Sterling) remaining as of May 28, 2010 under the IEL Loan pursuant to the terms of the signed agreement by and among Imaging Equipment Limited, Misonix Ltd. and Purchaser in a form attached as Exhibit A (the “IEL Assumption Agreement”), which shall in no way constitute an assignment, novation or other such transfer to Purchaser of any liabilities or obligations of Imaging Equipment Limited or of the Sellers, and the loan shall remain the liability of Imaging Equipment Limited as evidenced by the IEL Assumption Agreement; and
(iii) any obligation arising in, to, and under the Transferred Assets that is expressly assumed by Purchaser and set forth on Schedule 2.2(a)(iii).
(b) Except for the Assumed Liabilities, Purchaser shall not assume by virtue of this Agreement or the Transactions nor voluntarily pay, and shall have no liability for, any debt, claims, indebtedness, obligations or other liabilities (whether absolute, accrued, contingent, fixed or otherwise, whether due or to become due) (collectively, “Liabilities”) of Sellers, of any kind, character or description whatsoever, including the following (collectively, the “Retained Liabilities):
(i) current liabilities, accounts payable, long-term liabilities, including those relating to indebtedness of any Seller or its Affiliates;
(ii) any obligation or Liabilities accruing, arising out of, or relating to acts or omissions, prior to Closing, including any acts or omissions in connection with (A) any Assumed Contract, (B) the business or operation of the Business, including all malpractice, product and general liability claims, whether or not same are pending, threatened, known or unknown, (C) the Terminated Agreements or (D) the Transferred Assets;
(iii) any obligation or Liabilities accruing, arising out of, or relating to any act or omission by any Seller and its Affiliates after Closing;
(iv) (A) any federal, state, local or foreign tax obligations of any Seller and its Affiliates whether before or after Closing, including any income tax, any franchise tax, any tax recapture and any sales and/or use tax and any payroll or withholding tax and (B) federal, state or local income tax obligations or Liabilities of any Seller and its Affiliates resulting from the consummation of the Transactions;
(v) any obligation or Liabilities to any employee of any Seller or its Affiliates including those for accrued wages, employee bonuses, accrued vacation pay, sick pay, severance pay and other compensation and benefits for employees of any Seller or its Affiliates;
(vi) any obligation or Liabilities relating to or arising out of any violation or alleged violation of Law by any Seller or its Affiliates; and
(vii) any obligation or Liabilities relating to or arising out of any Seller’s or its Affiliates’ infringement or alleged infringement of any intellectual property rights of any Person, including those related to any patent, trademark, servicemark, software, copyright, information technology, licensing rights granted to or by such Seller or its Affiliates, know-how or other proprietary rights except to the extent that any claim of infringement or alleged infringement against any Seller(s) arises from Intellectual Property licensed from FSI prior to Closing, such Seller(s) shall have all rights and remedies under law and the contractual arrangements with FSI against FSI as a result of such alleged infringement.
Section 2.3 Closing. The consummation of the transactions contemplated hereunder (the “Closing”) shall take place at the offices of Moore & Van Allen PLLC, 100 North Tryon Street, Suite 4700, Charlotte, North Carolina or remotely by mail, facsimile or e-mail, in each case to the extent acceptable to the parties hereto, and shall occur on the date hereof (the “Closing Date”). The Closing shall be effective as of 12:01 a.m., Eastern Standard Time, on the Closing Date.
Section 2.4 Purchase Price and Payment Terms.
(a) In consideration of the (i) sale of the Transferred Assets to Purchaser, (ii) termination of the agreements identified on Schedule 2.4 attached hereto (collectively, the “Terminated Agreements”), and (iii) other transactions contemplated hereby (collectively, the “Transactions”), Purchaser has agreed to (A) assume the Assumed Liabilities and (B) make certain purchase price payments to Sellers (collectively, the “Purchase Price Payments”), the aggregate amount of which Purchase Price Payments shall constitute the “Purchase Price” of up to Five Million Eight Hundred Thirty Five Thousand Eight Hundred Twenty Nine Dollars ($5,835,829.00) in the aggregate:
(b) The following Purchase Price Payments shall be made by Purchaser to Sellers by bank or cashier’s check or by wire transfer of immediately available funds to an account(s) designated in writing by the Company:
(i) at Closing, in consideration of the transfer of the Console and Chiller Units to Purchaser, Purchaser shall pay an amount equal to $25,989 (the “Console and Chiller Unit Payment”) and an amount of $121,772.18 equal to the total of the Company’s price as listed on Schedule 2.1(a)(vii) for the inventory of Sonablate parts (including raw materials) and works in progress transferred to Purchaser listed on Schedule 2.1(a)(vii) (the “Inventory Payment”) and an amount of $179,818.46 for the transfer of the SIHR Information (the “SIHR Payment”, collectively with the Console and Chiller Unit Payment and the Inventory Payment, the “Closing Payment”);
(ii) within six (6) months of the date hereof, in consideration of the transfer at Closing of the (A) Sonablate® 500 Machines to Purchaser, Purchaser shall pay an amount equal to $465,000 (representing $155,000 multiplied by the three purchased Sonablate® 500 Machines) and (B) Additional Sonablate® 500 Machines to Purchaser, Purchaser shall pay an amount equal to $0 (representing the Company’s documented purchase cost for such machines multiplied by zero Additional Sonablate 500 Machines);
(iii) within 90 days after December 31, 2010, Purchaser shall make a Purchase Price Payment, accompanied by reasonably supporting documentation, in an amount equal to seven percent (7%) of the gross revenues received by Purchaser during the period between the Closing and December 31, 2010, arising directly from the exercise by Purchaser and its Affiliates of the rights held by the Company immediately prior to the Closing (I) under the Distributorship Agreement in the Territory and (II) worldwide under the HIFU Licensed Rights, such Purchase Price Payment, the “Initial 2010 Gross Revenue Purchase Price Payment” (the business of Purchaser and its Affiliates described in (I) and (II) above is referred to as the “Applicable Business”);

(iv) commencing 90 days after each December 31st beginning December 31, 2011, instead of the payment described in subsection (iii) above, Purchaser shall make a Purchase Price Payment, accompanied by reasonably supporting documentation, in an amount equal to the greater of (A) Two Hundred Fifty Thousand Dollars ($250,000.00) or (B) seven percent (7%) of the gross revenues received by Purchaser during the calendar year immediately preceding such payment date arising directly from the exercise by Purchaser and its Affiliates of the rights held by the Company immediately prior to the Closing from the Applicable Business (such payments, the “Additional Initial Gross Revenue Purchase Price Payments”, and together with the Initial 2010 Gross Revenue Purchase Price Payment, collectively, the “Initial Gross Revenue Purchase Price Payments”) until the aggregate Initial Gross Revenue Purchase Price Payments total Three Million Dollars ($3,000,000.00);
(v) commencing at such time as the Initial Gross Revenue Purchase Price Payments total Three Million Dollars ($3,000,000.00) in the aggregate, Purchaser’s annual Purchase Price Payment shall thereafter be an amount equal to the greater of (A) Two Hundred Fifty Thousand Dollars ($250,000.00) or (B) five percent (5%) of the gross revenues received by Purchaser during the twelve-month period preceding such payment date from the Applicable Business (each such additional Purchase Price Payment, an “Additional Gross Revenue Purchase Price Payment”), until such aggregate Additional Gross Revenue Purchase Price Payments total Five Million Eight Hundred Thirty Five Thousand Eight Hundred Twenty Nine Dollars ($5,835,829.00); and
(vi) costs incurred by Purchaser to perform any extended warranty obligations listed on Schedule 3.13 shall be credited toward the Initial Gross Revenue Purchase Price Payments and the Additional Gross Revenue Purchase Price Payments for each calendar year immediately preceding each annual payment date.
For purposes of clarification, if during any calendar year following the Closing Date the aggregate amount which Sellers have earned under subsections (iii) and (iv) above equals Three Million Dollars ($3,000,000.00), then the payment which may be earned during the remainder of such year and thereafter shall instead be determined under subsection (v) above.
Notwithstanding anything contained herein to the contrary, at such time as the Purchase Price Payments total Five Million Eight Hundred Thirty Five Thousand Eight Hundred Twenty Nine Dollars ($5,835,829.00) in the aggregate, Purchaser shall have no further obligations under this Agreement to make any additional Purchase Price Payments for the Transferred Assets.
Sellers have the right to conduct an audit, no more than once annually, of the gross revenues of the Applicable Business upon which Purchaser calculated the Initial Gross Revenue Purchase Price Payment pursuant to Section 2.4(b)(iii) and the Additional Gross Revenue Purchase Price Payment pursuant to Section 2.4(b)(iv) paid in a given year (collectively, the “Payments”), by reviewing documentation produced by Purchaser at Purchaser’s place of business during regular business hours. Sellers will pay all audit costs and expenses unless documentation from the audit shows a discrepancy in gross revenues of the Applicable Business that cause the amount of the Payments due to Sellers to be 5% greater than the actual Payments made to Sellers (a “Payment Variance”), in which case Purchaser shall pay the audit costs and expenses. In the event of a Payment Variance, Purchaser will calculate the difference of the Payments actually paid compared to the amount the Payments that would have been paid had the gross revenues determined by the audit been used to calculate such Payments and pay Sellers the amount of that difference within 30 days after it is determined by Purchaser. Additionally, if the amount of Payments paid to Sellers was greater than was required by the terms of this Agreement, Purchaser will give Sellers written notice and deduct the amount of the overpayment from the next Payments made by Purchaser.
Section 2.6 Allocation of Purchase Price. The Purchase Price shall be allocated for tax purposes among the Transferred Assets on the basis of the actual book value thereof determined pursuant to GAAP, but not to exceed the fair market value of any such Transferred Assets. The Company shall file IRS Form 8594 with its Federal income tax return consistent with such allocation for the tax year in which this Agreement is executed and Sellers and Purchaser shall report all tax consequences of the transactions contemplated by this Agreement in a manner consistent with such allocation in accordance with the organizational and operating structure of the Company and its Affiliates and the Purchaser and its Affiliates, respectively, and not take any position inconsistent therewith upon examination of any tax return, in any refund claim, in any litigation or investigation or otherwise. The allocation for UKHIFU assets, all of which are being transferred pursuant to this Agreement, shall be as set forth in Section 3.20 below.
Section 2.7 Seller Closing Deliveries. At Closing, Sellers shall deliver to Purchaser all of the following agreements, documents and instruments in a form reasonably satisfactory to Purchaser:
(a) a bill of sale for all of the Transferred Assets, duly executed by Sellers in form attached hereto as Exhibit B and possession and control of all of the Transferred Assets;
(b) an assignment of all Assumed Liabilities and Purchaser’s assumption thereof in form attached hereto as Exhibit C (the “Assignment and Assumption Agreement”) duly executed by Sellers;
(c) a waiver and mutual release agreement, duly executed by the Company (the “Waiver and Release”) in form attached hereto as Exhibit D;
(d) evidence that all Liens on the Transferred Assets have been released and that all consents and notices required in the reasonable opinion of Purchaser to be obtained or given in connection with the consummation of the Transactions have been obtained or given;
(e) possession of the Records;
(f) evidence of acceptance of termination of the Terminated Agreements required pursuant to Section 5.6, in form attached hereto as Exhibit E duly executed by the Company;
(g) a Secretary’s Certificate of each Seller attesting to the articles, bylaws, or similar instrument and good standing of such Seller, incumbency of its officers, authorization of the execution of this Agreement and the Transactions, duly executed by the Secretary or Assistant Secretary of such Seller;
(h) evidence that all Liabilities, excluding the IEL Loan, of any Affiliate in the HIFU Business have been paid in full;
(i) the IEL Assumption Agreement duly executed by Imaging Equipment Limited and Misonix Ltd.;
(j) an assignment of all Intellectual Property rights described in Section 2.1(a), including an assignment of Intellectual Property (“Intellectual Property Assignment”), duly executed by the Company in form attached hereto as Exhibit F; and

(k) a copy of the notifications to be filed by all applicable Sellers with any applicable governmental agencies within the European Union that Sellers are withdrawing their rights to and in the CE Mark and transferring same to Purchaser or its designated Affiliate permitting use of (i) Sonablate® 500 machines; and (ii) Sonatherm 600i machines, in the form attached as Exhibit G.
Each Seller acknowledges that the contemporaneous delivery of the agreements, documents and instruments referred to in (a) — (k) above by such Seller is a material condition to Purchaser’s entry into this Agreement, and that, without each such agreement, document and instrument, Purchaser would not have entered into this Agreement.
Section 2.8 Purchaser Closing Deliveries. At Closing, Purchaser shall deliver to the Company all of the following each in a form or manner reasonably satisfactory to the Company:
(a) the Assignment and Assumption Agreement, duly executed by Purchaser;
(b) the Waiver and Release, duly executed by Purchaser and FSI;
(c) the Intellectual Property Assignment, duly executed by Purchaser;
(d) a Secretary’s Certificate of Purchaser attesting to the certificate of formation, limited liability company agreement and good standing of Purchaser, incumbency of its officers, authorization of the execution of this Agreement and the Transactions, duly executed by the Secretary or Assistant Secretary of Purchaser;
(e) the IEL Assumption Agreement, duly executed by Purchaser;
(f) a non-negotiable promissory note evidencing Purchaser’s obligation to pay the amount due to the Company pursuant to Section 2.4(b)(ii) for the Sonablate®500 Machines in form attached hereto as Exhibit H, duly executed by Purchaser; and
(g) the Closing Payment.
Purchaser acknowledges that the contemporaneous delivery of the agreements, documents and instruments referred to in (a) — (g) above by Purchaser are a material condition to Sellers’ entry into this Agreement, and that, without each such agreement, document and instrument, Sellers would not have entered into this Agreement.
Section 2.9 Employees Outside the United States. The provisions set forth in Schedule 2.9 shall have effect in relation to the employees of any Seller or of any relevant Affiliate of any Seller who are employees in the HIFU Business as carried on in the United Kingdom, and such provisions shall be incorporated herein by reference (the “UK Employees”).
ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF SELLERS
To induce Purchaser to enter into this Agreement and to purchase the Transferred Assets and assume the Assumed Contracts, Sellers, on a joint and several basis, hereby represent and warrant to Purchaser that:

Section 3.1 Organization, Good Standing and Authority. Each Seller is duly incorporated or organized, as the case may be, validly existing and in good standing under the laws of their respective state or country of organization or incorporation. Each Seller has full corporate power and authority to own the Transferred Assets held by it, enter into this Agreement and consummate the Transactions.
Section 3.2 Articles of Incorporation; Bylaws. True and complete copies of the articles of incorporation and bylaws or similar constitutional documents of each Seller which owns any of the Transferred Assets as amended to and including the date hereof, have been delivered to Purchaser. No Seller is in violation of any provision of its articles of incorporation or bylaws or similar constitutional documents.
Section 3.3 Authorization; Execution and Delivery; Validity of Agreement. Each Seller has full corporate power and authority to execute and deliver this Agreement and any other agreements, certificates or instruments contemplated by this Agreement (the “Related Agreements”) to which it is a party and to consummate the Transactions. The execution, delivery and performance by each Seller of this Agreement and the other Related Agreements to which it is a party and the consummation of the Transactions have been duly authorized by the Board of Directors or similar governing body of such Seller, and no other action on the part of such Seller is necessary to authorize the execution and delivery by such Seller of this Agreement or any Related Agreement or the consummation of the Transactions. Any vote of, or consent by, the holders of any class or series of capital stock issued by each Seller that is necessary to authorize the execution and delivery by Seller of this Agreement or any Related Agreement or the consummation by it of the Transactions has been obtained. This Agreement has been duly executed and delivered by each Seller. This Agreement constitutes, and when executed and delivered by each Seller, each of the Related Agreements to which such Seller is a party will constitute, a valid and binding obligation of such Seller, enforceable against such Seller in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.
Section 3.4 Title to Transferred Assets. Sellers have good and marketable title to the Transferred Assets free and clear of all Liens, have the right to convey the Transferred Assets to Purchaser and hereby convey to Purchaser good and marketable title to the Transferred Assets, free and clear of all Liens.
Section 3.5 Consents; No Conflict. Except for (a) notice to Medcert GmbH of the transfer from Company to Purchaser of the Sonatherm 600 product line and (b) transfer of the Underwriters Laboratories files and listing rights to the fluid degassing system used in the Sonatherm 600i product line:
(a) no consent, authorization, permit or approval of or from, or notice to, any Person or any Governmental Entity is required as a condition to the execution and delivery of this Agreement or the Related Agreements by any Seller and the consummation of the Transactions by such Seller; and
(b) the execution and delivery of this Agreement and the Related Agreements by each Seller and the consummation of the Transactions contemplated hereby and thereby by such Seller will not conflict with, give rise to a right of termination of, contravene or constitute a default under, or be an event which with the giving of notice or passage of time or both will become a default under, or give to others any rights of termination or cancellation of, or give rise to a right of acceleration of the performance required by or maturity of, or result in the creation of any Lien, claim, cost, tax, losses or loss of any rights with respect to such Seller pursuant to any of the terms, conditions or provisions of or under any applicable law, the articles of incorporation or bylaws or similar instrument of such Seller or under any contract binding upon such Seller, or to which any of the assets or properties of such Seller is subject.
Section 3.6 Taxes. Except as set forth on Schedule 3.6:
(a) All tax returns, including income tax returns, sales tax returns, employee payroll tax returns, employee unemployment tax returns and franchise tax returns, for periods prior to and including Closing which are required to have been filed by Sellers (collectively “Seller Returns”) have been filed within the time (including any valid extensions thereof) and in the manner provided by law, and all Seller Returns are or will be true and correct and accurately reflect the tax liabilities of Sellers, and all amounts shown due on such tax returns have been paid on a timely basis;
(b) All federal, state, county, local property and foreign, sales, use and all other taxes, penalties, interest and any other statutory additions which have become due with respect to the Transferred Assets have been timely paid;
(c) There are no tax liens on any of the Transferred Assets;
(d) Proper and accurate amounts have been withheld by Sellers for all periods prior to the Closing in compliance with the payroll tax and other withholding provisions of all applicable laws, and all of such amounts have been duly and validly remitted to the proper taxing authority; and
(e) No notice of a claim or pending investigation has been received, or to the knowledge of Sellers, has been threatened, by any state, local or other jurisdiction in which any Seller does not currently file tax returns, alleging that such Seller has a duty to file tax returns and pay taxes or is otherwise subject to the taxing authority of such jurisdiction, nor has any Seller received any notice or questionnaire from such jurisdiction which suggests or asserts that such Seller may have a duty to file such returns and pay such taxes, or otherwise is subject to the taxing authority of such jurisdiction.
Section 3.7 Inventory. The Inventory consists of finished goods and works-in-process of a quality and quantity usable and salable in the ordinary course of business. No such Inventory is held under a consignment or similar arrangement.
Section 3.8 Contracts. Each Assumed Contract is valid, binding, in full force and effect and enforceable against the Seller party thereto and, to the knowledge of Sellers, the other parties thereto. There is not and, to the knowledge of Sellers, there has not been claimed or alleged by any Person with respect to any Assumed Contract any existing default or event that, with notice or lapse of time or both, would constitute a default or event of default on the part of the Seller party thereto, or, to the knowledge of Sellers, on the part of any other party thereto. No consent, approval, authorization or waiver from, or notice to, any Governmental Entity or other Person is required in order to maintain in full force and effect any of the Assumed Contracts, other than such consents and waivers that have been obtained and are unconditional and in full force and effect and such notices that have been duly given. Sellers have furnished to Purchaser complete and correct copies of all Assumed Contracts.
All sub-distributorship agreements or other agreements or arrangements which provide, license or grant any Person all or any portion of any of the rights or privileges which were provided, licensed or granted to any Seller or its Affiliates under any of the Terminated Agreements have been cancelled and terminated on or prior to Closing.

Section 3.9 Litigation and Claims. Except as set forth in Schedule 3.9, there is no, and during the two (2) year period immediately prior to the date hereof, there has been no, action, claim, litigation, arbitration, suit, inquiry, proceeding or investigation by any Person or Governmental Entity pending or, to the knowledge of Sellers, threatened against, involving or asserted by, any Seller relating to the HIFU Business or the Transferred Assets (a “Claim”), including relating to:
(a) any Claim (other than de minimis claims) made by or against any party to a contract, agreement or instrument included within the Transferred Assets;
(b) any Claim made with respect to medical malpractice, medical negligence, or services provided to any patient using or relying upon any of the Transferred Assets or any asset manufactured by any Seller or its Affiliates;
(c) any Claim for breach of warranty or other similar right;
(d) any Claim based on or relating to any violation of Law;
(e) any investigation or other action by the FDA or other Governmental Entity;
(f) any Claim challenging the right of any Seller to use any of its Intellectual Property or otherwise alleging infringement of any Intellectual Property of any Person; and
(g) any action or claim that questions or challenges the validity of this Agreement or any action to be taken by any Seller pursuant to this Agreement or in connection with the Transactions.
Section 3.10 Compliance With Laws.
(a) Schedule 3.10(a) sets forth a true, correct and complete list of all Governmental Permits with respect to the ownership, operation or use of the Transferred Assets (the “Scheduled Permits”). Except for the Scheduled Permits, there are no other Governmental Permits necessary for the ownership, operation or use of the Transferred Assets. Each of the Scheduled Permits is valid and effective, no Seller is in default or breach of any Scheduled Permit and no action is pending or, to the knowledge of Sellers, threatened to revoke or limit any Scheduled Permit.
(b) Sellers’ ownership, operation and use of the Transferred Assets are and have been, in all material respects, in compliance with all Laws.
Section 3.11 Environmental.
(a) Each Seller, its Affiliates and the Transferred Assets are in material compliance with all applicable Environmental Laws;
(b) No Seller has received any notice from any Governmental Entity or third party alleging that it or any property owned or leased by it and used in the HIFU Business is not in material compliance with any Environmental Law;
(c) to Sellers’ knowledge, with respect to any property owned or used by any Seller or its Affiliates in the conduct of the HIFU Business there has been no “release” of a “hazardous substance,” or any generation, processing, treatment, storage, recycling, disposal or arrangement therefor, of any “hazardous substance,” as those terms are defined in the Comprehensive Environmental Response,

Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., in excess of a reportable quantity which release remains unresolved; and
(d) No Seller has caused or allowed any “hazardous substance” to be present, used, manufactured, handled, generated, treated, stored, accumulated, placed, processed or “released” in, on, at, upon, under or from any surface soil or surface water, any subsurface soil or subsurface water/groundwater, any building component or any structure or premises of any property owned or used by such Seller or its Affiliates in connection with the HIFU Business, except in material compliance with Environmental Laws.
Section 3.12 Brokers. No broker or other representative has acted on behalf of Sellers in connection with the Transactions in such manner as to give rise to any valid claim by any Person against Purchaser for a finder’s fee, brokerage commission or similar payment.
Section 3.13 Warranties and Product Claims. During the two (2) year period prior to the date hereof, no warranty or other representation has been made to any Person by any Seller or its Affiliates with respect to or regarding any of the products or services which use or rely upon the Transferred Assets except as set forth on Schedule 3.13.
Section 3.14 Solvency. No Seller is insolvent and no Seller will be rendered insolvent as a result of any of the Transactions. For purposes hereof, the term “solvent” means that: (a) the fair salable value of the tangible assets of such Seller is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP or International Financial Reporting Standards (IFRS), as the case may be, and whether direct or indirect, fixed or contingent, secured or unsecured, and disputed or undisputed); (b) such Seller is able to pay its debts or obligations in the ordinary course as they mature; and (c) such Seller has capital sufficient to carry on its businesses.
Section 3.15 Conduct of Business in the Ordinary Course. Between February 10, 2010 and the date hereof, each Seller, on its own and through its Affiliates, has conducted its HIFU Business, including the sale of Sonablate® 500 machines, to the extent applicable, in the ordinary course of such business.
Section 3.16 Intellectual Property. All Intellectual Property included in the Transferred Assets or used in the HIFU Business of any Seller or its Affiliates, other than as listed on Schedule 2.1(a)(viii), is listed on Schedule 3.16 excluding off-the-shelf items of software, the cost of which does not exceed $5,000 annually. There are no other patents held, or which are the subject of pending applications filed, by any Seller or its Affiliates which relate to, arise under or are used in the HIFU Business of any Seller or its Affiliates. Seller represents and warrants that none of the claims in the patents listed in Appendix A to Schedule 2.1(a)(viii), cover the use of HIFU, devices that employ or generate HIFU, or the use of devices that employ or generate HIFU.
Section 3.17 Disclosure. The representations and warranties of Sellers contained in this Agreement and in any schedule, certificate, or agreement furnished by Sellers to Purchaser pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein, in the light of the circumstances under which they were made, not misleading. Sellers have provided to the Purchaser all information reasonably available to Sellers that the Purchaser has requested for deciding whether to acquire the Transferred Assets, including certain projections of Sellers relating to the HIFU Business. Notwithstanding anything to the contrary contained in this Section 3.17, Purchaser may not claim against Sellers for indemnification under Section 6.2 with regard to any Loss suffered by Purchaser as a result of any of the projections not being achieved by Purchaser and its Affiliates.
Section 3.18. UK Employees. The representations and warranties set forth in Schedule 3.18 are given in relation to the UK Employees.
Section 3.19 Insurance. The Company represents and warrants that it and its Affiliates obtained and maintained applicable and requisite insurance coverages for the conduct of its HIFU Business, including in relation to the manufacture, sale, distribution and use of Sonablate® 500 machines, at all times prior to Closing (“Warranted Insurance”) and that it will continue to maintain such Warranted Insurance as required in this Agreement. The Company further represents and warrants that all Warranted Insurance shall be free of cross-suit exclusions as of the date of this Agreement.
Section 3.20 Tax Allocation of UKHIFU Assets. The Company, Misonix Ltd. and UKHIFU represent that the current market value of UKHIFU assets, all of which are being transferred to Purchaser or an Affiliate it designates, is Four Hundred Fifty Thousand Dollars ($450,000), as established by action of the (a) Board of Directors of UKHIFU and (b) all of the Shareholders of UKHIFU.
Section 3.21 MISONIX S.a.r.l. Misonix S.a.r.l., a wholly-owned subsidiary of the Company, does not conduct any HIFU Business and does not own any assets used or usable in the HIFU Business.
Section 3.22 Litigation. With regard to the litigation referred to as “Exner Litigation” on Schedule 3.9, the Company and all applicable Sellers represent and warrant that such matter shall be and remain a liability of the Company, who shall continue to diligently prosecute such litigation after Closing, including through appeal, at its sole cost and expense, including the continuation of insurance related to the two Sonablate® 500 Machines involved in the dispute and any damages, fees, or costs awarded to Mr. Exner or attributed to any Seller in connection with this matter. The Company and all applicable Sellers further warrant and represent that, upon successful conclusion of the Exner Litigation, title to the two Sonablate® 500 Machines shall immediately pass to Purchaser free and clear and delivery of the two Sonablate® 500 Machines shall immediately be made to the Purchaser at the Company’s expense.
Section 3.23 SIHR. With regard to the SIHR Payment. the Company and all applicable Sellers represent and warrant that the SIHR Payment represents the Sellers’ net out-of-pocket costs to Mediq.us for establishment and maintenance of the SIHR and that all amounts due to Mediq.us or any other party in connection with the SIHR have been paid in full. Further, Company agrees to indemnify and defend Purchaser and its Affiliates from, and immediately reimburse Purchaser and its Affiliates for, any and all claims of additional costs, fees or unpaid invoices incurred or arising in connection with the establishment or maintenance of the SIHR prior to Closing.
Section 3.24 Center of Excellence and Product Service Agreements. With regard to the Sonablate sales and distribution business of Sellers, Sellers have no center of excellence partnership agreements or product service agreements.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF PURCHASER
To induce Sellers to enter into this Agreement and sell the Transferred Assets, Purchaser hereby represents and warrants to Sellers that:

Section 4.1 Organization, Good Standing and Authority. Purchaser is duly formed, validity existing and in good standing under the laws of the State of Delaware. Purchaser has full limited liability company power and authority to enter into this Agreement and to consummate the Transactions.
Section 4.2 Authorization, Execution and Delivery; Validity of Agreement. Purchaser has full limited liability company power and authority to execute and deliver this Agreement and any Related Agreements to which Purchaser is a party and to consummate the Transactions. The execution, delivery and performance by Purchaser of this Agreement and the Related Agreements to which it is a party and the consummation of the Transactions have been duly authorized by the Board of Directors of Purchaser, and no other limited liability company action on the part of Purchaser is necessary to authorize the execution and delivery by Purchaser of this Agreement or any Related Agreement or the consummation of the Transactions. This Agreement has been duly executed and delivered by Purchaser. This Agreement constitutes, and when executed and delivered by Purchaser, each of the Related Agreements to which Purchaser is a party will constitute, a valid and binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms except (a) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (b) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.
Section 4.3 Consents; No Conflicts. (a) No consent, authorization, permit or approval of or from or notice to any Person or any Governmental Entity is required as a condition to the execution and delivery of this Agreement by Purchaser or any of the Related Agreements to which it is a party and the consummation of the transactions contemplated by this Agreement and such Related Agreements by Purchaser, and (b) the execution and delivery of this Agreement and such Related Agreements by Purchaser and the consummation of the transactions contemplated hereby and thereby by Purchaser, will not conflict with, give rise to a right of termination of, contravene or constitute a default under, or be an event which with the giving of notice or passage of time or both will become a default under, or give to others any rights of termination or cancellation of, or give rise to a right of acceleration of the performance required by or maturity of, or result in the creation of any Lien, claim, cost, tax, losses or loss of any rights with respect to Purchaser pursuant to any of the terms, conditions or provisions of or under, any applicable Law, the certificate of formation or limited liability company agreement of Purchaser, or under any contract binding upon Purchaser or to which any of the assets or properties of Purchaser is subject.
Section 4.4 Brokers. No broker or other representative has acted on behalf of Purchaser in connection with the Transactions in such manner as to give rise to any valid claim by any Person against any Seller or any of Sellers’ Affiliates for a finder’s fee, brokerage commission or similar payment.
Section 4.5 Disclosure. The representations and warranties of Purchaser contained in this Agreement, and in any schedule, certificate or agreement furnished by Purchaser pursuant to this Agreement do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.
Section 4.6 Litigation and Claims. There is no action or claim that questions or challenges the validity of this Agreement or any action to be taken by Purchaser pursuant to this Agreement or in connection with the Transactions.

ARTICLE V.
POST-CLOSING COVENANTS AND AGREEMENTS
Section 5.1 Further Assurances. Sellers and Purchaser each covenant and agree that at any time and from time to time hereafter, and without further consideration, each will promptly execute and deliver such further assurances, instruments and documents and take such further action as the other may reasonably request in order to carry out the full intent and purpose of this Agreement, including providing assistance and cooperation, including executing any document that is necessary, to vest and record ownership of property conveyed pursuant to this Agreement.
Section 5.2 SIHR. In connection with the transfer of the SIHR Information, Seller agrees to execute and deliver any instruments of transfer and assignment and take such other action following Closing as Mediq.us may request to effectively transfer the SIHR Information.
Section 5.3 Maintenance of Records. Each of the Sellers hereto shall maintain (or shall provide for a designated representative to maintain) for at least six (6) years after the date hereof (or for such longer period as may be required by applicable law) the respective books, records and documents of Sellers related to the HIFU Business and retained by Sellers; provided that Sellers shall not retain copies of any of the Records, except to the extent required by Law. No Seller shall destroy or otherwise dispose of any of such books, records or documents after the end of the period referred to in the preceding sentence without first giving ninety (90) days prior written notice to Purchaser of its intent to so destroy or otherwise dispose thereof, specifying the books, records and documents involved and giving such other party sixty (60) days within which such other party, at such other party’s expense, may assume the right to physical possession thereof. The Company’s legal counsel may retain one copy set of Records solely for reference purposes in the event of a dispute between Sellers and Purchaser.
Purchaser shall maintain (or shall provide for a designated representative to maintain) for at least six (6) years after the date hereof (or for such longer period as may be required by applicable law) the respective books, records and documents of Sellers related to the HIFU Business sold hereunder. Purchaser shall not destroy or otherwise dispose of any of such books, records or documents after the end of the period referred to in the preceding sentence without first giving ninety (90) days prior written notice to the Company of its intent to so destroy or otherwise dispose thereof, specifying the books, records and documents involved and giving such other party sixty (60) days within which such other party, at such other party’s expense, may assume the right to physical possession thereof.
During such six (6) year period, representatives of Purchaser, as the case may be, shall be permitted to inspect and (at such party’s expense) make copies of any of such books, records and documents retained by Sellers during normal business hours and upon reasonable notice for any reasonable business purpose.
Section 5.4 Cooperation in Litigation. Each party hereto shall fully cooperate with the other party hereto in the defense or prosecution of any litigation or proceeding (or order or settlement in connection therewith) which may be instituted hereafter against or by any party hereto relating to or arising out of the ownership or use of the Transferred Assets prior to the date hereof (other than litigation arising out of the transactions contemplated by this Agreement). The party requesting such cooperation shall pay the out-of-pocket expenses (including reasonable attorneys’ fees and expenses) of the party providing such cooperation and of its employees and agents reasonably incurred in connection with providing such cooperation, but shall not be responsible to reimburse the party providing such cooperation for the salaries or costs of fringe benefits or other similar expenses paid by the party providing such cooperation to its employees and agents while assisting in the defense or prosecution of any such litigation or proceeding. Notwithstanding the foregoing, this Section 5.4 shall not apply to any litigation which is the subject of a claim for indemnification pursuant to Article VI hereof.
Section 5.5 Consents. To the extent that an attempted assignment or transfer of any contract or right to be transferred to and assumed by Purchaser hereunder would constitute a breach thereof, this Agreement shall not constitute an assignment or attempted assignment thereof. In such a case, the applicable Seller shall use its best efforts to promptly obtain consent to assignment or transfer of those contracts and rights and to the extent such consent is not given by the applicable Person, the applicable Seller shall cooperate with Purchaser in any reasonable back-to-back arrangement requested by Purchaser in order to provide for Purchaser the benefits intended to be assigned under any such transferred contract (unless the third party thereto rightfully terminates or cancels such transferred contract), including the enforcement by Sellers for the benefit of Purchaser of any and all rights of Sellers against a third party to such contract arising out of the breach by such third party or otherwise.
Section 5.6 Termination of Certain Arrangements. Except as set forth on Schedule 5.6, all of the Terminated Agreements shall be terminated and of no further force or effect, except for those terms that expressly survive termination, contemporaneously with the Closing, unless earlier terminated by the parties thereto.
Section 5.7 Confidentiality. Each of the Company and Purchaser acknowledges and agrees that information being provided to it in connection with the Transactions is subject to the terms of that certain Confidentiality Agreement dated as of February 6, 2010, by and between the Company and Purchaser (the “Confidentiality Agreement”), the terms of which are incorporated herein by reference. Each party shall maintain the confidentiality of information provided to it in connection with the transactions contemplated by this Agreement in accordance with the terms of the Confidentiality Agreement.
Section 5.8 Insurance.
(a) During the three (3) year period after the Closing, the Company shall maintain in full force and effect, and shall pay all premiums due thereon as of the Closing, a tail insurance policy insuring against product liability, professional liability, and other similar types of claims arising from or in connection with the HIFU Business of Sellers or from the ownership or use of the Transferred Assets prior to Closing all as further described on Schedule 5.8. The Company will provide Purchaser with evidence of such insurance at least annually during the three (3) year period after the Closing.
(b) During the three (3) year period after the Closing, Purchaser shall ensure that, through an annual or tail insurance policy, FSI maintains in full force and effect and pays all premiums due on any insurance FSI is required to maintain pursuant to the terms of the Terminated Agreements that survive termination. Purchaser will provide the Company with evidence of such insurance at least annually during the three (3) year period after the Closing.
Section 5.9 Non-Competition.
(a) For a period of three (3) years following the Closing, Sellers shall not own, develop or otherwise be involved in any manner, directly or indirectly, as a partner, member, officer, director, stockholder, advisor, investor, creditor, employee or in any other capacity, a HIFU Business or in any business “competitive” (as defined below) with the HIFU Business within the Restricted Territory. For the purposes of this Agreement, a business shall be considered to be competitive with the HIFU Business being transferred if such business is engaged in, among other things, (i) designing, developing, manufacturing, distributing, selling and marketing devices using HIFU, (ii) the treatment of prostate disease including prostate cancer and benign prostate hypertrophy using HIFU, or (iii) operating services or products identical or similar to any service or product currently provided by Purchaser or its Affiliates (alone or through any licensees) or transferred by any Seller or its Affiliates under this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the conduct of the ProRhythm Business shall not be a violation of this Section 5.9(a).
For purposes of this Section 5.9, “Restricted Territory” shall mean:
(i) the United Kingdom;
(ii) France;
(iii) Panama;
(iv) Dominican Republic;
(v) Mexico;
(vi) United States;
(vii) any other country or territory within the Caribbean;
(viii) any other county or territory within Central America;
(ix) any other country of territory within Europe;
(x) South America;
(xi) Canada; and
(xii) Any other country, or political subdivision thereof, in which Purchaser is actively pursuing or in which it is actively involved with HIFU.
(b) In connection with the obligations of Sellers under Section 5.9(a) above, Sellers shall remove and cease use of any reference to “HIFU” in (i) corporate, organizational, entity or business names or (ii) any product names.
(c) Each Seller has reviewed the term and geographical restrictions included in Section 5.9(a), and in light of the interests of the parties hereto, agree that such restrictions are fair and reasonable with regard to the HIFU Business.
(d) If there is a breach or threatened breach of the provisions of this Section 5.9, in addition to other remedies at law or equity, Purchaser shall be entitled to injunctive relief. The parties desire and intend that the provisions of this Section 5.9 shall be enforced to the fullest extent permissible under the law and public policies applied, but the unenforceability or modification of any particular paragraph, subparagraph, sentence, clause, phrase, word, or figure shall not be deemed to render unenforceable the remainder of this Section 5.9. Should any such paragraph, subparagraph, sentence, clause, phrase, word, or figure be adjudicated to be wholly invalid or unenforceable, a court with applicable authority is hereby authorized to “blue pencil” or modify this Section, the balance of this Section 5.9 shall thereupon be modified in order to render the same valid and enforceable and the unenforceable portion of this Section 5.9 shall be deemed to have been deleted from this Agreement.

Section 5.10 Bulk Sales Laws. Purchaser and Sellers hereby waive compliance by Purchaser and Sellers with the bulk sales Law and any other similar Law in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Related Agreements; provided, however, that Sellers shall pay and discharge when due all claims of creditors asserted against Purchaser or the Transferred Assets by reason of such noncompliance and shall take promptly all necessary actions required to remove any Liens which may be placed upon any of the Transferred Assets by reason of such noncompliance and otherwise indemnify Purchaser against any Loss it suffers as a result of such noncompliance.
Section 5.11 FDA Notification. The Company shall execute and deliver any instruments of transfer and assignment and take such other action following Closing as FDA may request to effectively transfer and assign the 510(k)s to Purchaser or any entity that Purchaser has designated.
Section 5.12 CE Mark Notification. Within twenty-four (24) hours of the Closing, all applicable Sellers shall file the documentation set forth in Section 2.7(k) and the Sellers and the Company shall execute and deliver further instruments of transfer and assignment and take such other action following Closing as any applicable Governmental Entity may request to effectively transfer and assign the rights to the CE Mark permitting use of the (a) Sonablate® 500 systems and (b) Sonatherm 600 product line in the European Union to Purchaser or any entity that Purchaser has designated.
Section 5.13 Dissolution of Misonix S.a.r.l. Promptly after the Closing, the Company will cause Misonix S.a.r.l. to be dissolved and provide written notice of the dissolution to Purchaser.
Section 5.14 Litigation. In addition to the obligations set forth in Section 3.22, the Company covenants that it shall report no less than quarterly on the status of the Exner Litigation and shall immediately report any event, judgment, or decision that might have a material, negative impact on the conduct of business in Germany or the European Union by Purchaser or one of its Affiliates.
Section 5.15 Delivery of Records. All Records and other documents, drawings, equipment, inventory or other items to be delivered at Closing shall be either made available to Purchaser at Sellers’ offices or directed to be delivered by Counsel to Sellers, as the case may be, to Purchaser within 10 days following Closing.
Section 5.16 Payments Received after Closing. Any and all payments or other proceeds received by any Seller after Closing with respect to any Transferred Asset, which payments or proceeds are due as a result of activities occurring after the Closing, shall be for the account of Purchaser. All such payments and other proceeds so received shall be held by such Seller in trust for the benefit of Purchaser and shall be paid promptly to Purchaser.
ARTICLE VI.
INDEMNIFICATION
Section 6.1 Survival. Subject to Section 6.7, the parties hereto agree that their respective representations and warranties, covenants and agreements contained in this Agreement shall survive the Closing.
Section 6.2 Indemnification by Sellers. Sellers, on a joint and several basis, hereby agree to indemnify and hold harmless and defend Purchaser and its Affiliates, members, directors, officers, representatives and agents (collectively, the “Purchaser Indemnified Parties”) from and against any and all liabilities, losses, claims, judgments, settlements, damages, fines, penalties, fees, expenses and costs (including, without limitation, reasonable attorneys’ fees) (collectively, a “Loss”) incurred or suffered by Purchaser arising out of any of or related to the following:
(a) the falsity or incorrectness of any representation or warranty made by Sellers in this Agreement or in any agreement, document or instrument delivered by Sellers to Purchaser pursuant to this Agreement;
(b) the failure of Sellers to perform when required any covenant or agreement of Sellers under this Agreement or under any agreement, document or instrument delivered by Sellers to Purchaser pursuant to this Agreement;
(c) any of the Retained Liabilities; and
(d) any liability related to any failure of Sellers to comply with applicable bulk sales or transfers laws.
Section 6.3 Indemnification by Purchaser. Purchaser hereby agrees to indemnify and hold harmless and defend Sellers and their respective Affiliates, shareholders, directors, officers, representatives and agents (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred or suffered by Sellers arising out of any of or related to the following:
(a) the falsity or incorrectness of any representation or warranty made by Purchaser in this Agreement or in any agreement, document or instrument delivered by Purchaser to Sellers pursuant to this Agreement;
(b) the failure of Purchaser to perform when required any covenant or agreement to be performed by it under this Agreement or under any agreement, document or instrument delivered by Purchaser to the Company pursuant to this Agreement; and
(c) the failure by Purchaser to discharge any Assumed Liability.
Section 6.4 Indemnification Limits. Notwithstanding anything contained herein to the contrary:
(a) In no event shall the aggregate indemnification obligations of Sellers pursuant to Section 6.2(a) exceed Five Million Eight Hundred Thousand Dollars ($5,800,000.00) (the “Cap”); except that the indemnification obligations of Sellers for claims based on fraud, intentional misrepresentation or for the breach of any Fundamental Representation shall not be subject to the Cap. In no event shall the aggregate indemnification obligations of Purchaser pursuant to Section 6.3(a) exceed the Cap; except that the indemnification obligations of Purchaser for claims based on fraud, intentional misrepresentation or for the breach of any Fundamental Representation shall not be subject to the Cap.
(b) No amount of indemnity shall be payable by Sellers in the case of claims by any Purchaser Indemnified Party under Section 6.2(a) unless the Purchaser Indemnified Parties have suffered or incurred Losses, on a cumulative basis, in excess of Thirty Thousand Dollars ($30,000.00) (the “Indemnification Deductible”), whereupon the Purchaser Indemnified Parties shall be entitled to indemnification for all such Losses, including the Indemnification Deductible; provided that the indemnification obligations of Sellers for claims based on fraud, intentional misrepresentation or for the breach of any Fundamental Representation shall not be subject to the Indemnification Deductible. No amount of indemnity shall be payable by Purchaser in the case of claims by any Seller Indemnified Party under Section 6.3(a) unless the Seller Indemnified Parties have suffered or incurred Losses, on a cumulative basis, in excess of the Indemnification Deductible, whereupon the Seller Indemnified Parties shall be entitled to indemnification for all such Losses, including the Indemnification Deductible; provided that the indemnification obligations of Purchaser for claims based on fraud, intentional misrepresentation or for the breach of any Fundamental Representation shall not be subject to the Indemnification Deductible.
(c) The amount of any Loss for which indemnification is provided under this Article VI shall be net of (i) any amounts actually recovered by the Indemnified Party pursuant to any indemnification by or indemnification agreement with any third party (less any costs incurred to obtain such recovered amounts) and (ii) any insurance proceeds or other sources of reimbursement actually received by the Indemnified Party as an offset against such Losses (less any costs incurred to obtain such proceeds or reimbursement and all deductions and adjustments to premiums).
Section 6.5 Method of Asserting Claims. All claims for indemnification by any Indemnified Party under this Article VI shall be asserted and resolved as follows:
(a) Third Party Claims. If any claim or demand in respect of which an Indemnified Party might seek indemnity under this Article VI is asserted against such Indemnified Party by a Person (a “Third Party Claim”), the Indemnified Party shall give written notice (the “Third Party Claim Notice”) and the details thereof including copies of all relevant pleadings, documents and information to the Indemnifying Party within a period of thirty (30) days following the assertion of the Third Party Claim against the Indemnified Party (the “Third Party Claim Notice Period”). If the Indemnified Party fails to provide the Third Party Claim Notice within the Third Party Claim Notice Period, the Indemnifying Party will not be obligated to indemnify the Indemnified Party with respect to such Third Party Claim to the extent that the Indemnifying Party’s ability to defend has been prejudiced by such failure of the Indemnified Party. Within twenty (20) days after its receipt of the Third Party Claim Notice by the Indemnifying Party, the Indemnifying Party shall, in writing, either acknowledge or deny its obligations to indemnify and defend under this Article VI.
If the Indemnifying Party acknowledges its obligations to indemnify and defend the Indemnified Party against the Third Party Claim, then the Indemnifying Party shall defend, with counsel reasonably satisfactory to the Indemnified Party, such Third Party Claim by all appropriate proceedings, which proceedings will be diligently prosecuted to a final conclusion or will be settled, at the discretion of the Indemnifying Party; provided, however, that the Indemnifying Party shall not enter into any settlement that does not fully and finally release the Indemnified Party from all claims, unless consented to by the Indemnified Party in writing. The Indemnified Party will cooperate in such defense, and all costs or expenses incurred by it at the request of the Indemnifying Party shall be paid by the Indemnifying Party. The Indemnified Party may, at the Indemnifying Party’s cost and expense, at any time prevent default or protect, file any pleadings or take any other action that the Indemnified Party reasonably believes to be necessary or appropriate to protect its interests due to the failure of the Indemnifying Party to diligently defend such action. The Indemnified Party, at its sole expense, may participate in, but not control, any defense or settlement of any Third Party Claim conducted by the Indemnifying Party pursuant to this Section 6.5(a).
If the Indemnifying Party denies its obligations to indemnify and defend the Indemnified Party from the Third Party Claim, or if the Indemnifying Party acknowledges its obligations but refuses to defend or fails to defend diligently or settle the Third Party Claim, then the Indemnified Party may in its sole discretion, settle or defend the Third Party Claim. The Indemnifying Party will, at its sole cost and expense, cooperate in such defense. If it is thereafter determined that the Indemnifying Party was obligated to indemnify and defend the Indemnified Party and refused or failed to do so or failed to do so diligently, then the Indemnifying Party shall pay on demand the Indemnified Party for its entire cost and expense, including all attorney fees and any judgment or settlement, regardless of the merits of the Third Party Claim.
(b) Other Claims. In the event any Indemnified Party should have a claim under this Article VI against any Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party shall promptly give written notice (the “Indemnity Notice”) and the details thereof, including copies of all relevant information and documents to the Indemnifying Party within a period of thirty (30) days following the discovery of the claim by the Indemnified Party (the “Claim Notice Period”). The failure by any Indemnified Party to give the Indemnity Notice within the Claim Notice Period shall not impair the Indemnified Party’s rights hereunder except to the extent that an Indemnifying Party demonstrates that it has been prejudiced thereby. The Indemnifying Party will notify the Indemnified Party within a period of twenty (20) days after the receipt of the Indemnity Notice by the Indemnifying Party (the “Indemnity Response Period”) whether the Indemnifying Party disputes its liability to the Indemnified Party under this Article VI with respect to such claim. If the Indemnifying Party notifies the Indemnified Party that it does not dispute the claim described in such Indemnity Notice or fails to notify the Indemnified Party within the Indemnity Response Period whether the Indemnifying Party disputes the claim described in such Indemnity Notice, the actual Losses as finally determined will be conclusively deemed to be a liability of the Indemnifying Party under this Article VI and the Indemnifying Party shall pay the amount of such Losses to the Indemnified Party on demand.
Section 6.6 Continued Liability for Indemnity Claims. The liability of any Indemnifying Party hereunder with respect to claims hereunder shall continue for so long as any claims for indemnification may be made hereunder pursuant to Section 6.7 and, with respect to any such indemnification claims duly and timely made, thereafter until the Indemnifying Party’s liability therefor is finally determined and satisfied.
Section 6.7 Time Limits on Claims.
(a) Representations and Warranties. No claim or action shall be brought under Section 6.2(a) or 6.3(a) hereto for breach of a representation or warranty made in Article III, except those made pursuant to Section 3.6 or Section 3.20, or Article IV more than twenty-four (24) months following the Closing Date. Notwithstanding the foregoing, however, or any other provision of this Agreement, any claim or action brought by an Indemnified Party under Section 6.2(a) or 6.3(a) for breach of any Fundamental Representation may be brought at any time.
(b) Covenants. No claim or action shall be brought under Section 6.2(b) or 6.3(b) for (i) breach of a representation or warranty made in Section 3.6 or Section 3.20 or (ii) the failure by a party to perform any covenant or agreement under this Agreement or under any schedule, certificate or agreement furnished pursuant to this Agreement at any time after the expiration of the applicable statute of limitations.
Section 6.8 Exclusive Remedy. The provisions set forth in this Article VI shall be the exclusive remedy for any claims brought by one or more parties against one or more of the other parties relating to the subject matter set forth in this Agreement whether brought pursuant to the provisions of this Article VI or otherwise, except (i) for any right of the parties to specific performance of the terms of the Agreement, and (ii) in the case of fraud or willful misconduct.

ARTICLE VII.
DISPUTE RESOLUTION
Section 7.1 Subject Disputes and Agreement to Arbitrate.
(a) The parties expressly and irrevocably agree to use their best efforts to settle any and all claims, disputes, differences and other matters in question between the parties arising out of or relating to this Agreement, or otherwise relating to the performance of this Agreement, or any rights, property, transactions, obligations or issues pursuant to, arising out of or affected by the provisions hereof, or from the claimed breach hereof by the provisions hereof (“Subject Dispute”). To this effect, the parties shall consult and negotiate with each other in good faith and, recognizing their mutual interests, attempt to reach a just and equitable solution satisfactory to both parties. If the parties do not reach such solution within a period of 30 days, then, upon written notice by either party (“Notice of Dispute”) to the other identifying the Subject Dispute with reasonable particularity, and making express reference to this Article VII, the applicable Subject Dispute shall be settled by arbitration administered in accordance with the terms of Section 7.1(b) below.
(b) In the event that an Arbitration Notice is properly given, the applicable Subject Dispute shall, regardless of the amount at issue in the Subject Dispute and subject to Section 7.3 hereof, be exclusively and finally resolved by arbitration under the Expedited Procedure of Commercial Arbitration Rules of the American Arbitration Association then in effect with such arbitration to be conducted by one (1) arbitrator selected in accordance with such rules.
Section 7.2 Venue to Arbitrate. The place of arbitration in any proceedings initiated under this Article VII shall be in Wilmington, Delaware. This Agreement to arbitrate shall be specifically enforceable under the prevailing arbitration law, and any award rendered by the arbitrator shall be final. Judgment may be entered upon any award rendered by the arbitrator in accordance with applicable law in any court having jurisdiction over the claim, dispute or other matter in question.
Section 7.3 Right to Seek Interim Relief. Section 7.1 notwithstanding, each party shall have the right to seek interim relief in state or federal court in Wilmington, Delaware, to enforce this Agreement and any of its provisions by temporary restraining order, preliminary injunction, specific performance or other interim relief, without bond and without prejudice to any other rights and remedies which such party has for a breach of this Agreement. The initiation of an action for temporary restraining orders, preliminary injunctions and/or other interim relief by any party pending final resolution of a Subject Dispute or Subject Disputes pursuant to this Article VII shall not constitute a waiver by such party of its rights to require that Subject Disputes be resolved in accordance with Sections 7.1 and 7.2 hereof.
Section 7.4 Legal Fees and Costs. The prevailing party in any arbitration or other legal proceeding between the parties concerning a Subject Dispute, including court proceedings brought for the purpose of obtaining interim relief and/or for the purpose of enforcing this Agreement to arbitrate or to enforce any award made pursuant to arbitration hereunder, shall be entitled to recover the costs of the proceedings and its reasonable legal fees and expenses incurred in connection with all such proceedings, including reasonable attorneys’ fees incurred at trial, during appeal or during negotiations. The arbitrator or court adjudicating any such proceeding shall determine which is the prevailing party and what is the reasonable amount of legal fees and other expenses for purposes hereof.
Section 7.5 WAIVER OF JURY TRIAL.

WITHOUT LIMITATION OR PREJUDICE TO THE PROVISIONS OF SECTION 7.1, 7.2 OR 7.3 HEREOF, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY RIGHT TO REQUIRE A JURY IN ANY CIVIL SUIT BETWEEN THE PARTIES ARISING OUT OF OR RELATING TO THIS AGREEMENT.
ARTICLE VIII.
MISCELLANEOUS
Section 8.1 Publicity. No public release or announcement concerning this Agreement or the Transactions shall be issued by either party or any of its Affiliates without the prior written consent (which consent shall not be unreasonably withheld) of the other, except as required by applicable Laws.
Section 8.2 Merger Clause. This Agreement, the Confidentiality Agreement and the agreements, documents and instruments to be executed and delivered in connection herewith contain the final, complete and exclusive statement of the agreement between the parties with respect to the Transactions and all other prior or contemporaneous oral communications and agreements, and all prior written communications and agreements with respect to the subject matter hereof are merged herein and superseded. In the event that the terms of this Agreement and the Confidentiality Agreement conflict, the terms of this Agreement shall prevail.
Section 8.3 Amendments. No amendment to this Agreement shall be effective unless in writing and executed by all of the parties hereto.
Section 8.4 Notices. All notices, requests and demands and other communications hereunder must be in writing and shall be deemed to have been duly given (i) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Agreement, if written confirmation of receipt thereof is obtained, and if a copy of such communication is also sent on the same day in accordance with either subsection (ii) or (iii) of this Section, (ii) on the date of delivery shown on the return receipt (or, if none shown, three (3) days after deposit in the mail) if placed in the United States mails and forwarded by registered or certified mail, return receipt requested, postage prepaid, or (iii) one (1) business day after delivery, if delivered, prepaid, to an overnight courier. All such communications shall be addressed as follows:
(a)	if to Sellers:
c/o MISONIX, INC.
1938 New Highway
Farmingdale, NY 11735
Attention: Michael A. McManus, President
Facsimile: (631) 694-5740
with a required copy (which does not constitute notice) to:
Siller Wilk LLP
675 Third Avenue
New York, NY 10017
Attn: Joel I. Frank, Esq.
Facsimile: (212) 752-6380

(b)	if to Purchaser:
USHIFU, LLC
801 East Morehead Street
Suite 201
Charlotte, NC 28202
Attn: Stephen R. Puckett
Facsimile: (704) 906-1866
with a required copy (which does not constitute notice) to:
Moore & Van Allen PLLC
Bank of America Corporate Center
100 N. Tryon Street
Suite 4700
Charlotte, North Carolina 28202-4003
Attn: Hal A. Levinson, Esq.
Facsimile: (704) 331-1159
Any party may change the address(es) to which notices to it are to be sent by giving notice of such change to the other parties in accordance with this Section.
Section 8.5 Governing Law. This Agreement shall be construed, interpreted, enforced and governed by and under the laws of the State of Delaware, without regard to its rules regarding choice of law. The UN Convention for the International Sale of Goods shall not apply to this Agreement.
Section 8.6 Knowledge of Seller. When used in this Agreement, the phrase “to the knowledge of Sellers,” or similar phrases, shall mean the knowledge after reasonable inquiry of Sellers and of the following executive level employees: Michael A. McManus, Jr., Michael Ryan and Richard Zaremba.
Section 8.7 Schedules and Exhibits. All the Schedules and Exhibits to this Agreement are incorporated herein by reference and shall be deemed to be a part of this Agreement for all purposes.
Section 8.8 Severability. The invalidity or unenforceability of any one or more phrases, sentences, clauses or provisions of this Agreement shall not affect the validity or enforceability of the remaining portions of this Agreement or any part thereof.
Section 8.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original but all of which shall constitute one and the same instrument. The parties need not sign the same counterpart. This Agreement may be executed by facsimile signatures or emailed electronic signatures, and such facsimile signatures or emailed electronic signatures will be deemed to be as valid as an original signature whether or not confirmed by delivering the original signatures in person, by courier or by mail.
Section 8.10 Fees and Expenses. Sellers on the one hand, and Purchaser, on the other hand, shall each bear their own expenses in connection with the negotiation and preparation of this Agreement, all agreements, documents, and instruments contemplated hereby, and the consummation of the Transactions, including the fees and expenses of their respective counsel, accountants, and consultants.

Section 8.11 Benefits and Binding Effect. Purchaser may assign its rights, benefits and obligations hereunder to (a) any Affiliate provided that Purchaser shall remain bound to the obligations of this Agreement and/or (b) any successor to all or part of its business in the event of a reorganization, merger or consolidation, or sale of substantially all of its assets or equity; provided that the buyer of substantially all of the assets or equity of Purchaser confirms its obligations under this Agreement at such sale. Sellers’ consent to any such assignment shall not be necessary. No Seller may assign its obligations, rights or benefits under this Agreement without the prior written consent of Purchaser. Subject to the preceding sentences, this Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and their respective successors and permitted assigns. Any attempt to assign any rights, benefits and obligations hereunder in contravention of this Section 8.12 shall be null and void and have no effect.
Section 8.12 No Third Party Beneficiary. The parties hereto do not intend to create any third party beneficiary rights or remedies with respect to any employees or former employees of Sellers or other Person who is providing, or has provided services to Sellers as a result of the provisions in this Agreement, and specifically hereby negate any such intention.
[Signatures on the following page]

IN WITNESS WHEREOF, Sellers and Purchaser have each caused this Agreement to be executed by their respective duly authorized officers, all as of the date first above written.

SELLERS: MISONIX, INC.
By:	/s/ Michael A. McManus, Jr.
	Name:	Michael A. McManus, Jr.
	Title:	President and CEO

MISONIX HIFU TECHNOLOGIES LIMITED
By:	/s/ Michael A. McManus, Jr.
	Name:	Michael A. McManus, Jr.
	Title:	Director

MISONIX LIMITED
By:	/s/ Michael A. McManus, Jr.
	Name:	Michael A. McManus, Jr.
	Title:	Director

UKHIFU LIMITED
By:	/s/ Michael A. McManus, Jr.
	Name:	Michael A. McManus, Jr.
	Title:	Director

PURCHASER: USHIFU, LLC
By:	/s/ Stephen R. Puckett, Jr.
	Name:	Stephen R. Puckett, Jr.
	Title:	President & CEO